Exhibit 99.1
GLG ANNOUNCES MERGER WITH MAN GROUP
New York, May 17, 2010 — GLG Partners, Inc. (“GLG”) (NYSE: GLG) today announced that it has agreed to be acquired by Man Group plc (“Man”). The proposed acquisition will be made through two concurrent transactions: a cash merger under a merger agreement entered into among GLG, Man and a Man merger subsidiary; and a share exchange under an agreement entered into among GLG’s principals (Noam Gottesman, Pierre Lagrange and Emmanuel Roman, together with their related trusts and affiliated entities) and two limited partnerships that hold shares for the benefit of key personnel who are participants in GLG’s equity participation plan and Man.
Following the unanimous recommendation of a Special Committee of independent and disinterested directors, the Board of Directors of GLG has unanimously approved the merger and share exchange agreements and is recommending to GLG’s stockholders that they adopt and approve the merger agreement and approve the merger.
Under the terms of the merger agreement, Man will acquire the outstanding common stock of GLG not subject to the share exchange for $4.50 per share through a merger with a wholly owned subsidiary of Man. The $4.50 per share cash consideration to be paid in the merger represents a 55% premium to the closing price of GLG’s common stock on May 14, 2010, the last trading day prior to the announcement of the execution of a definitive merger agreement. Immediately prior to the closing of the merger, under the terms of the share exchange agreement, Man will acquire all of the common stock of GLG held by the principals and the equity participation plan partnerships in exchange for Man ordinary shares at an exchange ratio of 1.0856 Man shares per GLG share. Based on the closing prices of GLG and Man stock on May 14, 2010, the exchange ratio represents a value of $3.50 per GLG share. The share exchange is subject to a cap on the value of Man shares to be received of $4.25 per GLG share.
“This is a transformational step for GLG,” said Noam Gottesman, Chairman and Co-CEO of GLG. “We have known Man for many years and can be certain that our two businesses are highly complementary, both focused on delivering long-term performance but each with differing client bases and uncorrelated investment strategies. The combination of Man’s outstanding distribution and structuring capabilities together with our industry leading investment teams will benefit all stakeholders, particularly investors in our funds whose interests will be exceptionally well served from within the combined group. The independent committee of our Board has unanimously recommended acceptance of the cash merger to our shareholders, and as a management team we are looking forward to working with our new colleagues at Man following the close of this transaction.”

The completion of the share exchange and the merger are conditioned on each other. The proposed transaction is subject to customary closing conditions, including GLG and Man shareholder approvals and regulatory approvals. In addition, the transaction is subject to the approval of the merger and the merger agreement by holders of a majority of the outstanding shares of GLG’s voting stock (other than the GLG principals, Man, GLG or any of their affiliates) at a meeting of stockholders to be held on a date to be announced.
Finally, pursuant to the terms of the merger agreement, GLG will make a cash offer to purchase all outstanding warrants for $0.129 per warrant, the closing price for the warrants on the NYSE on May 14, 2010. The closing of the offer to purchase will be conditioned upon the completion of the merger. Upon the effective time of the merger, the warrants will become exerciseable for the right to receive the merger consideration.
The acquisition transaction is expected to close in the third quarter of 2010 and following the acquisition, GLG will be a wholly owned subsidiary of Man. The principals will also enter into lock-up agreements on the Man shares received in the transaction.
Moelis & Company acted as financial advisor to the Special Committee of GLG’s Board of Directors. Goldman Sachs acted as financial advisor to GLG. Perella Weinberg Partners served as financial advisor to Man.
Conference Call and Webcast Details
GLG and Man will host a conference call today at 9:30 a.m. (UK time) to discuss the proposed transaction. The toll free dial-in number is +1 888 935 4575 from the U.S. or +44 (0)80 0028 1243 from the U.K., and the passcode is 1291426. A live webcast of the presentation will be available in the Investor Relations section of GLG’s website at www.glgpartners.com and Man’s website at www.mangroupplc.com, with a replay available on demand from later in the day.
About GLG
GLG Partners, Inc. is a global asset management company offering its clients a wide range of performance-oriented investment products and managed account services. Founded in 1995 and listed on the New York Stock Exchange in 2007 under the ticker symbol “GLG”, GLG is dedicated to achieving consistent, superior investment returns through traditional, alternative and hybrid investment strategies. The performance GLG generates for its clients is driven by the proven expertise of its team of investment professionals underpinned by a rigorous approach to investment analysis and a strong focus on risk management. GLG managed net AUM of $23.7 billion as of March 31, 2010.
GLG maintains an Investor Relations website at www.glgpartners.com and routinely posts important information on its website for investors. Additionally, GLG uses the website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD promulgated by the SEC. These disclosures are included on GLG’s website under the section “Investor Relations — Overview”. Accordingly, investors should monitor this portion of GLG’s website, in addition to following its press releases, SEC filings and public conference calls and webcasts.
Additional Information
GLG intends to file with the U.S. Securities and Exchange Commission (SEC) a preliminary proxy statement in connection with the proposed merger and to mail a definitive proxy statement and other relevant documents to GLG stockholders. Stockholders of GLG and other interested persons are advised to read, when available, GLG’s preliminary proxy statement, and amendments thereto, and definitive proxy statement in connection with GLG’s solicitation of proxies for the special meeting to be held to approve the merger because these proxy statements will contain important information about GLG and the proposed transaction. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the merger. Investors and securityholders may obtain a free copy of these materials (when they are available) and other documents filed with the SEC at the SEC’s website at www.sec.gov. A free copy of the proxy statement when it becomes available may also be obtained by contacting Investor Relations, GLG Partners, Inc., 399 Park Avenue, 38th floor, New York, New York 10022, telephone (212) 224-7200 and through GLG’s website at www.glgpartners.com.
GLG and its directors and executive officers may be deemed participants in the solicitation of proxies from GLG’s stockholders. Information about the directors and executive officers of GLG and their ownership of GLG shares is set forth in the proxy statement for GLG’s 2010 Annual Meeting of Shareholders. A free copy of this document may be obtained by contacting the SEC or GLG as indicated above. GLG’s stockholders may obtain additional information about the interests of GLG’s directors and executive officers in the proposed transaction by reading GLG’s proxy statement for the special meeting when it becomes available.
This communication is not an offer to participate in the tender offer for the warrants described herein. When and if the tender offer is commenced, a tender offer statement and additional materials will be made available. IN THAT EVENT, INVESTORS ARE URGED TO READ THE TENDER OFFER STATEMENT AND RELATED MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholder will be able to obtain these materials free of charge on the SEC’s website, www.sec.gov, and will receive information at an appropriate time on how to obtain transaction-related documents for free from GLG Partners, Inc. Such documents are not currently available and their availability is subject to the determination to commence the tender offer.
Forward-looking Statements
This press release contains statements relating to future results that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “will” and other statements that are not statements of historical fact are intended to identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the volatility in the financial markets; GLG’s financial performance; market conditions for GLG managed investment funds and accounts; performance of GLG managed investment funds and accounts, the related performance fees and the associated impacts on revenues, net income, cash flows and fund inflows/outflows; the impact of net inflows on GLG’s mix of assets under management and the associated impacts on revenues; the cost of retaining GLG’s key investment and other personnel or the loss of such key personnel; risks associated with the expansion of GLG’s business in size and geographically; operational risk, including counterparty risk; litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on GLG’s resources; risks related to the use of leverage, investment in derivatives, availability of credit, interest rates and currency fluctuations; as well as other risks and uncertainties, including those set forth in GLG’s filings with the Securities and Exchange Commission. Such risks also include failure to satisfy the conditions of the pending merger, including failure to obtain the required approvals of GLG and Man stockholders, including the approval of a majority of GLG stockholders unaffiliated with principals and the equity participation plan partnerships; the costs and expenses associated with the pending merger; contractual restrictions on the conduct of GLG’s business included in the merger agreement; the potential loss of key personnel, disruption of GLG’s business or any impact on GLG’s relationships with third parties as a result of the pending merger; any delay in consummating the proposed merger or the failure to consummate the transaction; and the outcome of, or expenses associated with, any litigation which may arise in connection with the pending merger. These forward-looking statements are made only as of the date hereof, and GLG undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Nothing in this press release should be construed as or is intended to be a solicitation for or an offer to provide investment advisory services.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities or loans, nor shall there be any offer or sale of securities or loans in any jurisdiction in which such offer, solicitation or sale would be unlawful.
Contacts
Investors / Analysts:

Jeffrey Rojek
Chief Financial Officer
+1 212 224 7245
jeffrey.rojek@glgpartners.com

Michael Hodes
Director of Public Markets
+1 212 224 7223
michael.hodes@glgpartners.com

Shirley Chan
Associate of Public Markets
+1 212 224 7257
shirley.chan@glgpartners.com

Media:

David Waller
Director of Communications
+44 207 016 7015
david.waller@glgpartners.com

Matthew Newton / Talia Druker
Finsbury
+44 207 251 3801
glg@finsbury.com

Ryan O’Keeffe / Stephanie Linehan
Finsbury
+1 212 303 7600
glg@finsbury.com
SOURCE: GLG Partners, Inc.

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